Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 4, 2010, relating to the consolidated financial statements and financial statement schedule of Dollar Thrifty Automotive Group, Inc. and subsidiaries, and the effectiveness of Dollar Thrifty Automotive Group Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dollar Thrifty Automotive Group, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

May 25, 2010